Exhibit 99.1 Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
November 15, 2022	Jacqueline Burwitz Investor Relations 314-985-2169 JacquelineE.Burwitz@energizer.com

Energizer Holdings, Inc. Announces Fiscal 2022 Fourth Quarter and Full Year Results
and Financial Outlook for Fiscal 2023

•Achieved fiscal 2022 Net Sales, Adjusted Earnings Per Share and Adjusted EBITDA in line with our Outlook.(1)

•Net Sales for the fourth quarter up 3.2% to prior year, driven by organic growth of 7.4%, primarily due to pricing actions.(1)

•Free cash flow in the fourth quarter at 12% of Net Sales and net debt decreased by over $100 million.(1)

•Company expects to deliver low single digit organic revenue growth, Adjusted EBITDA in the range of $585 to $615 million and Adjusted earnings per share in the range of $3.00 to $3.30 for fiscal 2023.(1)

•Announces Project Momentum, a profit recovery program, with targeted annualized savings of $80 to $100 million over the next two fiscal years.

St. Louis —November 15, 2022—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the fourth fiscal quarter and full fiscal year, which ended September 30, 2022.

“We finished the year strong, delivering full year net sales, adjusted earnings per share and adjusted EBITDA in line with our outlook,” said Mark LaVigne, Chief Executive Officer. “Despite a volatile operating environment and significant headwinds, we achieved our seventh consecutive year of net sales growth, driven by strong organic growth across both of our operating segments. We generated $95 million in free cash flow in the fourth quarter, paid down debt and reduced net leverage by 0.3X."

“We are making necessary adjustments to advance our strategy and position the business for long term success in a dynamic environment. As such, we are launching a profit recovery program, Project Momentum, which accelerates our efforts to restore margins, enhance free cash flow and strengthen the balance sheet. The benefits of Project Momentum are expected to be realized over a two year period and begin to restore both gross margin and earnings growth in fiscal 2023. I am confident the program will position the business to drive value creation for our key stakeholders – customers, consumers and shareholders alike.”

__________________
(1) See Press Release attachments and supplemental schedules for additional information, including the GAAP to Non-GAAP reconciliations.

Top-Line Performance

Net sales were $790.4 million for the fourth fiscal quarter compared to $766.0 million in the prior year period and $3,050.1 million for the fiscal year compared to $3,021.5 million for the prior fiscal year.

	Fourth Quarter	% Chg	Full Fiscal Year	% Chg
Net Sales - FY'21	$766.0		$3,021.5
Organic	56.4	7.4%	94.4	3.1%
Change in Russia	(9.1)	(1.2)%	(19.3)	(0.6)%
Change in Argentina operations	2.6	0.3%	11.9	0.4%
Impact of currency	(25.5)	(3.3)%	(58.4)	(2.0)%
Net Sales - FY'22	$790.4	3.2%	$3,050.1	0.9%

For the fiscal quarter, organic net sales increased 7.4% due to the following items: (1)

•Pricing executed in both battery and auto care drove an organic increase of approximately 13.3%;

•Partially offsetting increased pricing were volume declines in both battery and auto care related to those pricing actions, the lapping of elevated demand in the prior year and the impact of inflationary pressures on consumer demand, resulting in a 5.9% decrease to organic sales.

For the fiscal year, organic net sales increased 3.1% due to the following items: (1)

•Pricing executed in both battery and auto care drove an organic increase of approximately 7.6%; and

•New distribution globally across both battery and auto care contributed approximately 0.8% to organic growth.

•Offsetting these increases was a net volume decrease of approximately 5.3% as a result of lapping the elevated battery demand in the prior year and declines in both battery and auto care related to the previously mentioned pricing actions.

Gross Margin

Gross margin percentage on a reported basis for the fourth fiscal quarter was 36.1%, versus 36.5% in the prior year quarter, and was 36.7% for fiscal 2022, versus 38.4% in the prior year. Excluding the current year costs from the flooding of our Brazilian manufacturing facility and exiting the Russian market and the acquisition and integration costs in both years, the Gross margin was 36.2% for the fourth fiscal quarter, down 150 basis points from the prior year quarter, and was 37.3% for the fiscal year, down 230 basis points from prior year.(1)

	Fourth Quarter	Full Fiscal Year
Adjusted Gross Margin - FY'21 (1)	37.7%	39.6%
Pricing	7.3%	4.3%
Product input costs	(7.8)%	(5.8)%
Synergy realization	—%	0.2%
Net reduction of FY20 COVID-19 cost impact	—%	0.4%
Currency impact and other	(1.0)%	(1.4)%
Adjusted Gross Margin - FY'22 (1)	36.2%	37.3%

The Gross margin decrease for the quarter and fiscal year was driven by higher operating costs, including transportation, material and labor costs, consistent with ongoing inflationary trends. The quarter was further impacted by operating inefficiencies related to reduced production volumes as we lowered overall inventory levels on hand. Partially offsetting these margin impacts was the positive impact of executed price increases in battery and auto care.

Additionally, the full year was positively impacted by the elimination of prior year COVID costs and synergies of approximately $6 million.

Selling, General and Administrative Expense (SG&A)

SG&A for the fourth fiscal quarter, excluding restructuring costs, was 15.1% of net sales, or $119.2 million, as compared to 14.3% of net sales, or $109.4 million, in the prior year excluding acquisition and integration costs and acquisition earn out. The increase was primarily driven by increased recycling fees, IT spending related to our investment in digital transformation and an increase in compensation costs year over year.(1)

SG&A for fiscal 2022, excluding restructuring costs, acquisition and integration costs, acquisition earn out and the exit of the Russian market was $467.3 million, or 15.3% of net sales, as compared to $443.8 million, or 14.7% of net sales, in the prior year when excluding acquisition and integration costs and the acquisition earn out. The increase was primarily driven by increased environmental costs related to a legacy facility that had been sold by the Company, recycling fees, travel and higher IT spending related to our investment in digital transformation.(1)

Advertising and Promotion Expense (A&P)

A&P was 3.5% of net sales for the fourth fiscal quarter and 4.5% of net sales for fiscal 2022. A&P spending in the prior year was 5.4% for both the fourth fiscal quarter and for fiscal 2021. For the quarter, this was a decrease of 190 basis points, or $14.0 million and for fiscal 2022 this was a decrease of 90 basis points or $25.0 million.

Earnings Per Share and Adjusted EBITDA	Fourth Quarter		Full Fiscal Year
(In millions, except per share data)	2022	2021	2022	2021
Net (loss)/earnings	$(362.9)	$83.2	$(231.5)	$160.9
Diluted net (loss)/earnings per common share	$(5.09)	$1.14	$(3.37)	$2.11

Adjusted net earnings(1)	$58.5	$57.8	$221.1	$255.4
Adjusted diluted net earnings per common share(1)	$0.82	$0.79	$3.08	$3.48
Adjusted EBITDA(1)	$146.0	$135.9	$567.9	$620.3

The net loss for the quarter and year are driven by the non-cash pre-tax impairment charge recorded of $541.9. For the fourth quarter, the improvement in Adjusted EBITDA and Adjusted diluted net earnings per common share reflect the positive impact of price increases from both segments as well as the lower A&P investment spending. This improvement was partially offset by higher input costs, higher SG&A and overall unfavorable currency impacts. Adjusted diluted net earnings per common share further benefited from lower taxes partially offset by higher interest expense in the current quarter as well.

For the full year, Adjusted net earnings per share was significantly impacted by higher input costs throughout the year, which were only partially offset by the price increases. In addition, unfavorable currency movements significantly impacted the full year results. These headwinds were partially offset by the reduction in A&P spend, lower interest costs due to the refinancing over the past two years and lower taxes.

For the quarter, currency had an unfavorable pre-tax impact of $9.7 million, or $0.11 per share, and for fiscal 2022, currency had an unfavorable pre-tax impact of $25.9 million, or $0.29 per share.

Capital Allocation

•Operating cash flow for the fourth fiscal quarter was $107.2 million, and free cash flow was $95.3 million, or 12% of Net Sales, as the Company returned to more normalized working capital levels.

•Debt pay down in the quarter was $58.3 million and net debt decreased by $106.2 million. Net debt to Adjusted EBITDA was 5.8 times as of September 30, 2022.

•Subsequent to year-end, the Company paid down an additional $25 million of debt.

•The Company paid dividends in the quarter of approximately $21 million, or $0.30 per common share. Dividend payments for the year were $84.9 million, or $1.20 per common share.

•In January 2022, the mandatory convertible preferred stock automatically converted to approximately 4,700,000 shares of common stock. Prior to the conversion, dividend payments were $8.1 million for the year.

Financial Outlook and Assumptions for Fiscal 2023 (1)

For fiscal 2022, we were able to deliver results on both the top and bottom line through pricing actions and consistent operational execution. As we worked through various initiatives to navigate the remaining impacts of the pandemic, persistent inflation on our input costs and a rapidly appreciating US dollar, we have identified a pipeline of incremental initiatives to support long-term growth and normalized working capital. These initiatives have now been built into a profit recovery program, Project Momentum, which includes an enterprise-wide restructuring component. Under Project Momentum, we will further leverage the foundation we built through the first phase of our fiscal 2022 transformation programs by implementing a set of initiatives intended to recover operating margins, cash flow and organizational efficiency. Project Momentum has targeted annualized pre-tax savings of approximately $80 million to $100 million, with approximately $30 million to $40 million of those savings to be recognized in fiscal 2023.

The restructuring component is estimated to generate annualized pre-tax savings of approximately $65 million to $80 million of the total savings, and anticipated one-time pre-tax costs of $40 million to $50 million over the next two years.

Looking specifically at our key metrics for our fiscal 2023 outlook:

•We expect organic revenue to increase low single digits, as continued pricing actions are partially offset by category volume declines across both the battery and auto care segments. We also expect low single digit declines for reported revenues when considering negative currency headwinds of approximately $90 million, based on September 2022 rates.

•Adjusted EBITDA is expected to be in the range of $585 million to $615 million, up approximately 10% on a currency-neutral basis at the mid-point, and Adjusted earnings per share is expected to be in the range of $3.00 to $3.30, up approximately 12% on a currency-neutral basis at the mid-point. We anticipate negative currency headwinds on earnings of approximately $27 million and $0.30 per share based on September 2022 rates.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on fourth quarter and fiscal 2022 financial results and the financial outlook for fiscal 2023. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under "Investors" and "Events and Presentations" tabs or by using the following link:
https://app.webinar.net/ZrwLEwdJ6pl
For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under "Investors," "Events and Presentations," and "Past Events" tabs.
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This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future sales, gross margins, costs, earnings, cash flows, tax rates and performance of the Company. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:
•Global economic and financial market conditions, including the conditions resulting from the ongoing conflict between Russia and Ukraine as well as the COVID-19 pandemic, and actions taken by our customers, suppliers, other business partners and governments in markets in which we compete might materially and negatively impact us.
•    Competition in our product categories might hinder our ability to execute our business strategy, achieve profitability, or maintain relationships with existing customers.
•    Changes in the retail environment and consumer preferences could adversely affect our business, financial condition and results of operations.
•    We must successfully manage the demand, supply, and operational challenges brought about by the COVID-19 pandemic and any other disease outbreak, including epidemics, pandemics, or similar widespread public health concerns.

•    Loss or impairment of the reputation of our Company or our leading brands or failure of our marketing plans could have an adverse effect on our business.
•    Loss of any of our principal customers could significantly decrease our sales and profitability.
•    Our ability to meet our growth targets depends on successful product, marketing and operations innovation and successful responses to competitive innovation and changing consumer habits.
•    We are subject to risks related to our international operations, including currency fluctuations, which could adversely affect our results of operations.
•    If we fail to protect our intellectual property rights, competitors may manufacture and market similar products, which could adversely affect our market share and results of operations.
•    Our reliance on certain significant suppliers subjects us to numerous risks, including possible interruptions in supply, which could adversely affect our business.
•    Our business is vulnerable to the availability of raw materials, our ability to forecast customer demand and our ability to manage production capacity.
•    Changes in production costs, including raw material prices, freight and labor, have adversely affected, and in the future could erode, our profit margins and negatively impact operating results.
•    The manufacturing facilities, supply channels or other business operations of the Company and our suppliers may be subject to disruption from events beyond our control.
•    We may be unable to generate anticipated cost savings (including from our restructuring programs), successfully implement our strategies, or efficiently manage our supply chain and manufacturing processes, and our profitability and cash flow could suffer as a result.
•    Sales of certain of our products are seasonal and adverse weather conditions during our peak selling seasons for certain auto care products could have a material adverse effect.
•    A failure of a key information technology system could adversely impact our ability to conduct business.
•    We rely significantly on information technology and any inadequacy, interruption, theft or loss of data, malicious attack, integration failure, failure to maintain the security, confidentiality or privacy of sensitive data residing on our systems or other security failure of that technology could harm our ability to effectively operate our business and damage the reputation of our brands.
•    We have significant debt obligations that could adversely affect our business and our ability to meet our obligations.
•    We may experience losses or be subject to increased funding and expenses related to our pension plans.
•    The estimates and assumptions on which our financial projections are based may prove to be inaccurate, which may cause our actual results to materially differ from our projections, which may adversely affect our future profitability, cash flows and stock price.
•    If we pursue strategic acquisitions, divestitures or joint ventures, we might experience operating difficulties, dilution, and other consequences that may harm our business, financial condition, and operating results, and we may not be able to successfully consummate favorable transactions or successfully integrate acquired businesses.
•    The 2019 auto care and battery acquisitions may have liabilities that are not known to us and the acquisition agreements may not provide us with sufficient indemnification with respect to such liabilities.
•    Our business involves the potential for claims of product liability, labeling claims, commercial claims and other legal claims against us, which could affect our results of operations and financial condition and result in product recalls or withdrawals.
•    Our business is subject to increasing regulation in the U.S. and abroad, the uncertainty and cost of future compliance and consequence of non-compliance with which may have a material adverse effect on our business.
•    Increased focus by governmental and non-governmental organizations, customers, consumers and shareholders on sustainability issues, including those related to climate change, may have an adverse effect on our business, financial condition and results of operations and damage our reputation.
•    We are subject to environmental laws and regulations that may expose us to significant liabilities and have a material adverse effect on our results of operations and financial condition.
•    We cannot guarantee that any share repurchase program will be fully consummated or that any share repurchase program will enhance long-term stockholder value, and share repurchases could increase the volatility of the price of our stock and diminish our cash reserves.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on November 16, 2021 and in our Form 10-Q filed August 8, 2022.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2022	2021	2022	2021

Net sales	$790.4	$766.0	$3,050.1	$3,021.5
Cost of products sold (1)	504.9	486.3	1,930.6	1,860.1
Gross profit	285.5	279.7	1,119.5	1,161.4
Selling, general and administrative expense (1)	120.1	121.8	484.5	487.2
Advertising and promotion expense	27.3	41.3	137.1	162.1
Research and development expense (1)	9.4	9.7	34.7	34.5
Amortization of intangible assets	15.3	15.2	61.1	61.2
Impairment of goodwill and intangible assets (2)	541.9	—	541.9	—
Interest expense	42.0	36.8	158.4	161.8
Loss on extinguishment of debt (3)	—	—	—	103.3
Other items, net (1)	4.6	(2.1)	7.3	(2.9)
(Loss)/Earnings before income taxes	(475.1)	57.0	(305.5)	154.2
Income tax benefit	(112.2)	(26.2)	(74.0)	(6.7)
Net (loss)/earnings from continuing operations	$(362.9)	$83.2	$(231.5)	$160.9
Mandatory preferred stock dividends	—	(4.1)	(4.0)	(16.2)
Net (loss)/earnings attributable to common shareholders	$(362.9)	$79.1	$(235.5)	$144.7

Basic net (loss)/earnings per common share	$(5.09)	$1.17	$(3.37)	$2.12
Diluted net (loss)/earnings per common share	$(5.09)	$1.14	$(3.37)	$2.11

Weighted average shares of common stock - Basic	71.3	67.6	69.9	68.2
Weighted average shares of common stock - Diluted	71.3	72.8	69.9	68.7

(1) See the Supplemental Schedules - Non-GAAP Reconciliation attached which breaks out the costs from the flood of our Brazilian manufacturing facility, costs of exiting the Russian market, restructuring costs and acquisition and integration related costs included within these lines.

(2) The non-cash Impairment of goodwill and intangible assets for the three and twelve months ended September 30, 2022 relates to the Company's Armor All trade name impairment of $370.4 million, STP trade name impairment of $26.3 million, Rayovac trade name impairment of $127.8 and a goodwill impairment related to the Auto Care International reporting unit of $17.4 million.

(3) The Loss on the extinguishment of debt for the twelve months ended September 30, 2021 relates the Company's redemption of the €650 million Senior Notes due in 2026 in June 2021, the redemption of the $600.0 million Senior Notes due in 2027 in January 2021 and the term loan refinancing in December 2020.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Condensed)
(In millions - Unaudited)

	SEPTEMBER 30,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$205.3	$238.9
Trade receivables	421.7	292.9
Inventories	771.6	728.3
Other current assets	191.4	179.4
Total current assets	$1,590.0	$1,439.5
Property, plant and equipment, net	362.1	382.9
Operating lease asset	100.1	112.3
Goodwill	1,003.1	1,053.8
Other intangible assets, net	1,295.8	1,871.3
Deferred tax asset	61.8	21.7
Other assets	159.2	126.0
Total assets	$4,572.1	$5,007.5
Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$12.0	$12.0
Current portion of finance leases	0.4	2.3
Notes payable	6.4	105.0
Accounts payable	329.4	454.8
Current operating lease liabilities	15.8	15.5
Other current liabilities	333.9	356.8
Total current liabilities	$697.9	$946.4
Long-term debt	3,499.4	3,333.4
Operating lease liabilities	88.2	102.3
Deferred tax liability	17.9	91.3
Other liabilities	138.1	178.4
Total liabilities	$4,441.5	$4,651.8
Shareholders' equity
Common stock	0.8	0.7
Mandatory convertible preferred stock	—	—
Additional paid-in capital	828.7	832.0
Retained earnings	(304.7)	(5.0)
Treasury stock	(248.9)	(241.6)
Accumulated other comprehensive loss	(145.3)	(230.4)
Total shareholders' equity	$130.6	$355.7
Total liabilities and shareholders' equity	$4,572.1	$5,007.5

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Condensed)
(In millions - Unaudited)

	FOR THE YEARS ENDED SEPTEMBER 30,
	2022	2021
Cash Flow from Operating Activities
Net (loss)/earnings	$(231.5)	$160.9
Adjustments to reconcile net (loss)/earnings to net cash flow from operations:
Non-cash integration and restructuring charges	3.0	8.9
Impairment of goodwill and intangible assets	541.9	—
Depreciation and amortization	121.6	118.5
Deferred income taxes	(135.3)	(62.9)
Share-based compensation expense	13.2	10.2
Gain on sale of real estate	—	(3.3)
Gain on finance lease termination	(4.5)	—
Loss on extinguishment on debt	—	103.3
Non-cash charges for Brazil flood	9.7	—
Non-cash charges for exiting the Russian market	12.6	—
Non-cash items included in income, net	6.2	17.3
Other, net	(1.7)	(3.9)
Changes in assets and liabilities used in operations, net of acquisitions
(Increase)/decrease in accounts receivable, net	(185.5)	9.5
Increase in inventories	(94.2)	(211.8)
Decrease/(increase) in other current assets	20.6	(7.4)
(Decrease)/increase in accounts payable	(113.8)	51.4
Increase/(decrease) in other current liabilities	38.7	(11.0)
Net cash from operating activities	1.0	179.7
Cash Flow from Investing Activities
Capital expenditures	(77.8)	(64.9)
Proceeds from sale of assets	0.6	5.7
Acquisition of intangible assets	(14.7)	—
Acquisitions, net of cash acquired and working capital settlements	1.0	(67.2)
Net cash used by investing activities	(90.9)	(126.4)
Cash Flow from Financing Activities
Cash proceeds from issuance of debt with original maturities greater than 90 days	300.0	1,982.6
Payments on debt with maturities greater than 90 days	(13.7)	(2,773.8)
Net (decrease)/increase in debt with maturities 90 days or less	(99.0)	102.1
Debt issuance costs	(7.6)	(29.0)
Payments to terminate finance lease obligations	(5.1)	—
Premiums paid on extinguishment of debt	—	(141.1)
Dividends paid on common stock	(84.9)	(83.9)
Dividends paid on mandatory convertible preferred stock	(8.1)	(16.2)
Common stock repurchased	—	(96.3)
Payment of contingent consideration	—	(6.8)
Taxes paid for withheld share-based payments	(2.5)	(6.7)
Net cash from/(used by) financing activities	79.1	(1,069.1)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(22.8)	4.9
Net decrease in cash, cash equivalents and restricted cash	(33.6)	(1,010.9)
Cash, cash equivalents and restricted cash, beginning of period	238.9	1,249.8
Cash, cash equivalents and restricted cash, end of period	$205.3	$238.9

ENERGIZER HOLDINGS, INC.
Supplemental Schedules
Introduction to the Reconciliation of GAAP and Non-GAAP Measures
For the Quarter and Twelve Months ended September 30, 2022

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful comparisons to the corresponding historical or future period. These non-GAAP financial measures exclude items that are not reflective of the Company's on-going operating performance, such as impairment of goodwill and intangible assets, acquisition and integration costs, restructuring costs, an acquisition earn out, the costs of the May 2022 flooding of our Brazilian manufacturing facility, the costs of exiting the Russian market, the gain on finance lease termination, the loss on extinguishment of debt and the one-time impact of Tax structuring. In addition, these measures help investors to analyze year over year comparability when excluding currency fluctuations as well as other Company initiatives that are not on-going. We believe these non-GAAP financial measures are an enhancement to assist investors in understanding our business and in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in methods and in the items being adjusted.

We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure in the following supplemental schedules:

Segment Profit. This amount represents the operations of our two reportable segments including allocations for shared support functions. General corporate and other expenses, amortization expense, impairment of goodwill and intangible assets, interest expense, loss on extinguishment of debt, the gain on finance lease termination, other items, net, the charges related to acquisition and integration costs, restructuring costs, an acquisition earn out, the costs of the flooding of our manufacturing facility in Brazil and the costs of exiting the Russian market have all been excluded from segment profit.

Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Common Share (EPS). These measures exclude the impact of the impairment of goodwill and intangible assets, costs related to acquisition and integration, restructuring costs, an acquisition earn out, the costs of the flooding of our manufacturing facility in Brazil, the costs of exiting the Russian market, the gain on finance lease termination, the loss on extinguishment of debt and the one-time impact of Tax structuring.

Non-GAAP Tax Rate. This is the tax rate when excluding the pre-tax impact of impairment of goodwill and intangible assets, acquisition and integration costs, restructuring costs, an acquisition earn out, the costs of the flooding of our manufacturing facility in Brazil, the costs of exiting the Russian market, the gain on finance lease termination and the loss on extinguishment of debt, as well as the related tax impact for these items, calculated utilizing the statutory rate for where the impact was incurred, as well as the one-time impact of Tax structuring.

Organic. This is the non-GAAP financial measurement of the change in revenue or segment profit that excludes or otherwise adjusts for the change in Russia and Argentina operations and impact of currency from the changes in foreign currency exchange rates as defined below:

Change in Russia Operations. The Company exited the Russian market in the second quarter of fiscal 2022 due to the increased global and economic and political uncertainty resulting from the ongoing conflict between Russia and Ukraine. This adjusts for the change in Russian sales and segment profit from the prior year post exit.

Change in Argentina Operations. The Company is presenting separately all changes in sales and segment profit from our Argentina affiliate due to the designation of the economy as highly inflationary as of July 1, 2018.

Impact of currency. The Company evaluates the operating performance of our Company on a currency neutral basis. The impact of currency is the difference between the value of current year foreign operations at the current period ending USD exchange rate, compared to the value of the current year foreign operations at the prior period ending USD exchange rate, as well as the impact of hedging on the currency fluctuation.
Adjusted Comparisons. Detail for adjusted gross profit, adjusted gross margin, adjusted SG&A, adjusted SG&A as percent of sales and adjusted Other items, net are also supplemental non-GAAP measure disclosures. These measures exclude the impact of costs related to acquisition and integration, restructuring costs, an acquisition earn out, the costs of exiting the Russian market and the costs of the flooding of our manufacturing facility in Brazil.

EBITDA and Adjusted EBITDA. EBITDA is defined as net earnings before income tax provision, interest, depreciation and amortization. Adjusted EBITDA further excludes the impact of the costs related to acquisition and integration, restructuring costs, acquisition earn out, the costs of the flooding of our manufacturing facility in Brazil, the costs of exiting the Russian market, the gain on finance lease termination, impairment of goodwill and other intangible assets, and share-based payments.

Free Cash Flow. Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures, net of the proceeds from asset sales.

Net Debt. Net Debt is defined as total Company debt, less cash and cash equivalents.

Currency-neutral. Currency-neutral excludes the Impact of currency as defined above on key measures. Hyper inflationary markets are excluded from this calculation.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Information and Supplemental Sales Data
For the Quarter and Twelve Months ended September 30, 2022
(In millions, except per share data - Unaudited)

As of October 1, 2021, the Company has changed its reportable segments from two geographical segments, previously Americas and International, to two product groupings, Battery & Lights and Auto Care. This change came with the completion of the Spectrum Holdings, Inc. Battery and Auto Care Acquisition integrations in the first fiscal quarter of 2022. The Company changed its reporting structure to better reflect what the chief operating decision maker is reviewing to make organizational decisions and resource allocations. The Company has recast the information for the quarter and twelve months ended September 30, 2021 to align with this presentation.

Energizer’s operating model includes a combination of standalone and shared business functions between the product segments, varying by country and region of the world. Shared functions include the sales and marketing functions, as well as human resources, IT and finance shared service costs. Energizer applies a fully allocated cost basis, in which shared business functions are allocated between segments. Such allocations are estimates, and do not represent the costs of such services if performed on a standalone basis. Segment sales and profitability, as well as the reconciliation to earnings before income taxes for the quarters and twelve months ended September 30, 2022 and 2021, respectively, are presented below:

	For the Quarter Ended September 30,		For the Twelve Months Ended September 30,
Net Sales	2022	2021	2022	2021
Batteries & Lights	$639.0	$603.3	$2,427.3	$2,402.8
Auto Care	151.4	162.7	622.8	618.7
Total net sales	$790.4	$766.0	$3,050.1	$3,021.5
Segment Profit
Batteries & Lights	$147.2	$133.8	$553.6	$553.6
Auto Care	9.5	19.3	46.5	98.2
Total segment profit	$156.7	$153.1	$600.1	$651.8
General corporate and other expenses (1)	(26.7)	(24.7)	(101.6)	(96.0)
Amortization of intangible assets	(15.3)	(15.2)	(61.1)	(61.2)
Impairment of goodwill & intangible assets	(541.9)	—	(541.9)	—
Acquisition and integration costs (2)	—	(14.3)	(16.5)	(68.9)
Acquisition earn out (3)	—	(1.1)	(1.1)	(3.4)
Loss on extinguishment of debt	—	—	—	(103.3)
Interest expense	(42.0)	(36.8)	(158.4)	(161.8)
Project Momentum Restructuring costs (1)	(0.9)	—	(0.9)	—
Exit of Russian market (4)	(0.6)	—	(14.6)	—
Gain on finance lease termination (5)	—	—	4.5	—
Brazil flood damage, net of insurance proceeds (6)	0.2	—	(9.7)	—
Other items, net - Adjusted (7)	(4.6)	(4.0)	(4.3)	(3.0)
Total (loss)/earnings before income taxes	$(475.1)	$57.0	$(305.5)	$154.2
(1) Recorded in SG&A on the Consolidated (Condensed) Statement of Earnings.
(2) See the Supplemental Schedules - Non-GAAP Reconciliations for the line items where these charges are recorded in the Consolidated (Condensed) Statement of Earnings.
(3) This represents the earn out achieved through September 30, 2022 and 2021 under the incentive agreements entered into with the fiscal 2021 acquisition of a formulations company, and is recorded in SG&A on the Consolidated (Condensed) Statement of Earnings.
(4) These are the costs associated with the exit of the Russian market during fiscal 2022. See the Supplemental Non-GAAP reconciliation for the line items where these charges are recorded in the Consolidated (Condensed) Statement of Earnings.
(5) This represents the termination of a finance lease in the fiscal year ended September 30, 2022, associated with a facility that was exited as a part of the Company's 2019 Restructuring program. The gain was recorded in Other items, net in the Consolidated (Condensed) Statement of Earnings.
(6) These are the costs associated with the May 2022 flooding of our Brazilian manufacturing facility, which were recorded in Cost of products sold on the Consolidated (Condensed) Statement of Earnings, net of expected insurance proceeds. The majority is related to write off of damaged inventory.
(7) See the Supplemental Non-GAAP reconciliation for the Other items, net reconciliation between the reported and adjusted balances.
Supplemental product information is presented below for depreciation and amortization:

	For the Quarter Ended September 30,		For the Twelve Months Ended September 30,
Depreciation and amortization	2022	2021	2022	2021
Batteries & Lights	$14.2	$12.6	$50.6	$49.0
Auto Care	3.1	2.0	9.9	8.3
Total segment depreciation and amortization	17.3	14.6	60.5	57.3
Amortization of intangible assets	15.3	15.2	61.1	61.2
Total depreciation and amortization	$32.6	$29.8	$121.6	$118.5

Energizer Holdings, Inc.
Supplemental Schedules - GAAP EPS to Adjusted EPS Reconciliation
For the Quarter and Twelve Months ended September 30, 2022
(In millions, except for per share data- Unaudited)
The following tables provide a reconciliation of Net earnings and Diluted net earnings per common share to Adjusted net earnings and Adjusted diluted net earnings per share, which are non-GAAP measures.

	For the Quarter Ended September 30,		For the Twelve Months Ended September 30,
	2022	2021	2022	2021
Net (loss)/earnings attributable to common shareholders	$(362.9)	$79.1	$(235.5)	$144.7
Mandatory preferred stock dividends	—	(4.1)	(4.0)	(16.2)
Net (loss)/earnings	(362.9)	83.2	(231.5)	160.9
Pre-tax adjustments
Acquisition and integration (1)	$—	$14.3	$16.5	$68.9
Acquisition earn out	—	1.1	1.1	3.4
Impairment of goodwill & intangible assets	541.9	—	541.9	—
Loss on extinguishment of debt	—	—	—	103.3
Project Momentum Restructuring costs (1)	0.9	—	0.9	—
Exit of Russian market (1)	0.6	—	14.6	—
Gain on finance lease termination (1)	—	—	(4.5)	—
Brazil flood damage, net of insurance proceeds (1)	(0.2)	—	9.7	—
Total adjustments, pre-tax	$543.2	$15.4	$580.2	$175.6
Total adjustments, after tax	$421.4	$(25.4)	$452.6	$94.5
Adjusted net earnings (2)	$58.5	$57.8	$221.1	$255.4
Diluted net earnings per common share	$(5.09)	$1.14	$(3.37)	$2.11
Adjustments
Acquisition and integration	(0.01)	0.17	0.17	0.79
Acquisition earn out	—	0.01	0.01	0.03
Impairment of goodwill & intangible assets	5.86	—	5.86	—
Loss on extinguishment of debt	—	—	—	1.11
Project Momentum Restructuring costs (1)	0.01	—	0.01	—
Exit of Russian market	(0.03)	—	0.17	—
Gain on finance lease termination	—	—	(0.05)	—
Brazil flood damage, net of insurance proceeds	0.05	—	0.14	—
Tax structuring	—	(0.53)	—	(0.56)
Impact for diluted share calculation (3)	0.03	—	0.14	—
Adjusted diluted net earnings per diluted common share (3)	$0.82	$0.79	$3.08	$3.48
Weighted average shares of common stock - Diluted	71.3	72.8	69.9	68.7
Adjusted Weighted average shares of common stock - Diluted (3)	71.7	72.8	71.7	68.7
(1) See Supplemental Schedules - Non-GAAP Reconciliation for where these costs are recorded on the unaudited Consolidated (Condensed) Statement of Earnings.

(2) The Effective tax rate for the Adjusted - Non-GAAP Net Earnings and Diluted EPS for the quarters ended September 30, 2022 and 2021 was 14.1% and 20.2%, respectively, and for the twelve months ended September 30, 2022 and 2021 was 19.5% and 22.6%, respectively, as calculated utilizing the statutory rate for where the costs were incurred.

(3) For the quarter and twelve months ended September 30, 2022, the Adjusted Weighted average shares of common stock - Diluted includes the dilutive impact of our outstanding performance shares and restricted stock as they are dilutive to the calculation. During the year ended September 30, 2022, the mandatory convertible preferred shares were converted to approximately 4.7 million common stock. The full conversion was dilutive and the mandatory preferred stock dividends are excluded from net earnings in the Adjusted dilution calculation.

For the quarter ended September 30, 2021, the diluted net earnings per common share is assuming the conversion of the mandatory convertible preferred stock to 4.7 million shares of common stock and excluding the mandatory preferred stock dividends from net earnings. For the year ended September 30, 2021, the Adjusted Weighted average shares of common stock - Diluted includes the dilutive impact of our outstanding performance shares and restricted stock as they are dilutive to the calculation.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Sales
For the Quarter and Twelve Months Ended September 30, 2022
(In millions, except per share data - Unaudited)

Net Sales
Batteries & Lights	Q1'22	% Chg	Q2'22	% Chg	Q3'22	% Chg	Q4'22	% Chg	FY '22	% Chg
Net sales - prior year	$743.9		$542.9		$512.7		$603.3		$2,402.8
Organic	(1.7)	(0.2)%	(16.6)	(3.1)%	38.0	7.4%	65.1	10.8%	84.8	3.5%
Change in Russia operations	—	—%	(2.3)	(0.4)%	(7.8)	(1.5)%	(8.9)	(1.5)%	(19.0)	(0.8)%
Change in Argentina operations	2.4	0.3%	1.4	0.3%	5.5	1.1%	2.5	0.4%	11.8	0.5%
Impact of currency	(4.4)	(0.6)%	(8.9)	(1.7)%	(16.8)	(3.3)%	(23.0)	(3.8)%	(53.1)	(2.2)%
Net sales - current year	$740.2	(0.5)%	$516.5	(4.9)%	$531.6	3.7%	$639.0	5.9%	$2,427.3	1.0%

Auto Care
Net sales - prior year	$104.7		$142.2		$209.1		$162.7		$618.7
Organic	1.4	1.3%	27.6	19.4%	(10.7)	(5.1)%	(8.7)	(5.3)%	9.6	1.6%
Change in Russia operations	—	—%	—	—%	(0.1)	—%	(0.2)	(0.1)%	(0.3)	—%
Change in Argentina operations	—	—%	—	—%	—	—%	0.1	0.1%	0.1	—%
Impact of currency	—	—%	(0.9)	(0.6)%	(1.9)	(1.0)%	(2.5)	(1.5)%	(5.3)	(0.9)%
Net sales - current year	$106.1	1.3%	$168.9	18.8%	$196.4	(6.1)%	$151.4	(6.9)%	$622.8	0.7%

Total Net Sales
Net sales - prior year	$848.6		$685.1		$721.8		$766.0		$3,021.5
Organic	(0.3)	—%	11.0	1.6%	27.3	3.8%	56.4	7.4%	94.4	3.1%
Change in Russia operations	—	—%	(2.3)	(0.3)%	(7.9)	(1.1)%	(9.1)	(1.2)%	(19.3)	(0.6)%
Change in Argentina operations	2.4	0.3%	1.4	0.2%	5.5	0.8%	2.6	0.3%	11.9	0.4%
Impact of currency	(4.4)	(0.6)%	(9.8)	(1.5)%	(18.7)	(2.6)%	(25.5)	(3.3)%	(58.4)	(2.0)%
Net sales - current year	$846.3	(0.3)%	$685.4	—%	$728.0	0.9%	$790.4	3.2%	$3,050.1	0.9%

Energizer Holdings, Inc.
Supplemental Schedules - Segment Profit
For the Quarter and Twelve Months Ended September 30, 2022
(In millions, except per share data - Unaudited)

Segment Profit
Batteries & Lights	Q1'22	% Chg	Q2'22	% Chg	Q3'22	% Chg	Q4'22	% Chg	FY '22	% Chg
Segment Profit - prior year	$180.5		$125.4		$113.9		$133.8		$553.6
Organic	(15.9)	(8.8)%	(26.8)	(21.4)%	35.7	31.3%	21.6	16.1%	14.6	2.6%
Change in Russia operations	—	—%	(0.5)	(0.4)%	(1.8)	(1.6)%	(1.7)	(1.3)%	(4.0)	(0.7)%
Change in Argentina operations	3.0	1.7%	1.1	0.9%	3.2	2.8%	2.3	1.7%	9.6	1.7%
Impact of currency	0.8	0.4%	(3.9)	(3.1)%	(8.3)	(7.2)%	(8.8)	(6.5)%	(20.2)	(3.6)%
Segment Profit - current year	$168.4	(6.7)%	$95.3	(24.0)%	$142.7	25.3%	$147.2	10.0%	$553.6	—%

Auto Care
Segment Profit - prior year	$18.3		$28.9		$31.7		$19.3		$98.2
Organic	(18.4)	(100.5)%	(4.0)	(13.8)%	(17.5)	(55.2)%	(8.3)	(43.0)%	(48.2)	(49.1)%
Change in Russia operations	—	—%	—	—%	—	—%	—	—%	—	—%
Change in Argentina operations	—	—%	—	—%	—	—%	0.1	0.5%	0.1	0.1%
Impact of currency	(0.1)	(0.6)%	(0.6)	(2.1)%	(1.3)	(4.1)%	(1.6)	(7.8)%	(3.6)	(3.5)%
Segment Profit - current year	$(0.2)	(101.1)%	$24.3	(15.9)%	$12.9	(59.3)%	$9.5	(50.8)%	$46.5	(52.6)%

Total Segment Profit
Segment Profit - prior year	$198.8		$154.3		$145.6		$153.1		$651.8
Organic	(34.3)	(17.3)%	(30.8)	(20.0)%	18.2	12.5%	13.3	8.7%	(33.6)	(5.2)%
Change in Russia operations	—	—%	(0.5)	(0.3)%	(1.8)	(1.2)%	(1.7)	(1.1)%	(4.0)	(0.6)%
Change in Argentina operations	3.0	1.5%	1.1	0.7%	3.2	2.2%	2.4	1.6%	9.7	1.5%
Impact of currency	0.7	0.4%	(4.5)	(2.9)%	(9.6)	(6.6)%	(10.4)	(6.8)%	(23.8)	(3.6)%
Segment Profit - current year	$168.2	(15.4)%	$119.6	(22.5)%	$155.6	6.9%	$156.7	2.4%	$600.1	(7.9)%

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations
For the Quarter and Twelve Months Ended September 30, 2022
(In millions, except per share data - Unaudited)

Gross Profit	Q1'22	Q2'22	Q3'22	Q4'22	Q1'21	Q2'21	Q3'21	Q4'21	2022	2021
Net Sales	$846.3	$685.4	$728.0	$790.4	$848.6	$685.1	$721.8	$766.0	$3,050.1	$3,021.5
Cost of products sold - adjusted	528.7	446.3	434.1	504.5	503.0	407.3	438.9	477.2	1,913.6	1,826.4
Adjusted Gross Profit	$317.6	$239.1	$293.9	$285.9	$345.6	$277.8	$282.9	$288.8	$1,136.5	$1,195.1
Adjusted Gross Margin	37.5%	34.9%	40.4%	36.2%	40.7%	40.5%	39.2%	37.7%	37.3%	39.6%
Acquisition and integration costs	6.0	—	—	—	7.7	7.3	9.6	9.1	6.0	33.7
Exit of Russian market	—	0.7	—	0.6	—	—	—	—	1.3	—
Brazil flood damage, net of insurance proceeds	—	—	9.9	(0.2)	—	—	—	—	9.7	—
Reported Cost of products sold	534.7	447.0	444.0	504.9	510.7	414.6	448.5	486.3	1,930.6	1,860.1
Reported Gross Profit	$311.6	$238.4	$284.0	$285.5	$337.9	$270.5	$273.3	$279.7	$1,119.5	$1,161.4
Reported Gross Margin	36.8%	34.8%	39.0%	36.1%	39.8%	39.5%	37.9%	36.5%	36.7%	38.4%

SG&A	Q1'22	Q2'22	Q3'22	Q4'22	Q1'21	Q2'21	Q3'21	Q4'21	2022	2021
Segment SG&A	$89.9	$92.0	$91.3	$92.5	$89.7	$88.3	$85.1	$84.7	$365.7	$347.8
Corporate SG&A	21.7	25.6	27.6	26.7	24.0	25.8	21.5	24.7	101.6	96.0
SG&A Adjusted - subtotal	$111.6	$117.6	$118.9	$119.2	$113.7	$114.1	$106.6	$109.4	$467.3	$443.8
SG&A Adjusted % of Net Sales	13.2%	17.2%	16.3%	15.1%	13.4%	16.7%	14.8%	14.3%	15.3%	14.7%
Project Momentum Restructuring costs	—	—	—	0.9	—	—	—	—	0.9	—
Acquisition and integration costs	9.4	—	—	—	10.4	8.6	9.7	11.3	9.4	40.0
Acquisition earn out	1.1	—	—	—	—	1.1	1.2	1.1	1.1	3.4
Exit of Russian market	—	5.8	—	—	—	—	—	—	5.8	—
Reported SG&A	$122.1	$123.4	$118.9	$120.1	$124.1	$123.8	$117.5	$121.8	$484.5	$487.2
Reported SG&A % of Net Sales	14.4%	18.0%	16.3%	15.2%	14.6%	18.1%	16.3%	15.9%	15.9%	16.1%

Other items, net	Q1'22	Q2'22	Q3'22	Q4'22	Q1'21	Q2'21	Q3'21	Q4'21	2022	2021
Interest income	$(0.2)	$(0.3)	$(0.2)	$(0.3)	$(0.1)	$(0.2)	$(0.2)	$(0.2)	$(1.0)	$(0.7)
Foreign currency exchange loss/(gain)	1.3	(0.1)	2.5	4.1	1.3	0.5	(0.9)	4.6	7.8	5.5
Pension benefit other than service costs	(1.1)	(1.1)	(1.0)	(0.9)	(0.5)	(0.5)	(0.6)	(0.3)	(4.1)	(1.9)
Other	0.2	—	(0.3)	1.7	—	0.1	0.1	(0.1)	1.6	0.1
Other items, net - Adjusted	0.2	(1.5)	1.0	4.6	0.7	(0.1)	(1.6)	4.0	4.3	3.0
Gain on sale of assets	—	—	—	—	—	—	—	(3.3)	—	(3.3)
Other	—	—	—	—	0.1	—	0.1	(2.8)	—	(2.6)
Exit of Russian market	—	7.5	—	—	—	—	—	—	7.5	—
Gain on termination of finance lease	—	—	(4.5)	—	—	—	—	—	(4.5)	—
Total Other items, net	$0.2	$6.0	$(3.5)	$4.6	$0.8	$(0.1)	$(1.5)	$(2.1)	$7.3	$(2.9)

Acquisition and integration	Q1'22	Q2'22	Q3'22	Q4'22	Q1'21	Q2'21	Q3'21	Q4'21	2022	2021
Cost of products sold	$6.0	$—	$—	$—	$7.7	$7.3	$9.6	$9.1	$6.0	$33.7
SG&A	9.4	—	—	—	10.4	8.6	9.7	11.3	9.4	40.0
Research and development	1.1	—	—	—	0.1	0.9	0.1	—	1.1	1.1
Other items, net	—	—	—	—	0.1	—	0.1	(6.1)	—	(5.9)
Acquisition and integration related items	$16.5	$—	$—	$—	$18.3	$16.8	$19.5	$14.3	$16.5	$68.9

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations cont.
For the Quarter and Twelve Months Ended September 30, 2022
(In millions, except per share data - Unaudited)

	Q1'22	Q2'22	Q3'22	Q4'22	FY 2022	Q4'21	FY2021
Net earnings/(loss)	$60.0	$19.0	$52.4	$(362.9)	$(231.5)	$83.2	$160.9
Income tax provision/(benefit)	16.5	9.0	12.7	(112.2)	(74.0)	(26.2)	(6.7)
Earnings/(loss) before income taxes	76.5	28.0	65.1	(475.1)	(305.5)	57.0	154.2
Interest expense	37.0	38.3	41.1	42.0	158.4	36.8	161.8
Loss on extinguishment of debt	—	—	—	—	—	—	103.3
Depreciation & Amortization	29.4	29.2	30.4	32.6	121.6	29.8	118.5
EBITDA	142.9	95.5	136.6	(400.5)	(25.5)	123.6	537.8
Adjustments:
Acquisition and integration costs	16.5	—	—	—	16.5	14.3	68.9
Project Momentum Restructuring costs	—	—	—	0.9	0.9	—	—
Exit of Russian market	—	14.0	—	0.6	14.6	—	—
Gain on finance lease termination	—	—	(4.5)	—	(4.5)	—	—
Brazil flood damage, net of insurance proceeds	—	—	9.9	(0.2)	9.7	—	—
Acquisition earn out	1.1	—	—	—	1.1	1.1	3.4
Impairment of goodwill & intangible assets	—	—	—	541.9	541.9	—	—
Share-based payments	1.3	5.1	3.5	3.3	13.2	(3.1)	10.2
Adjusted EBITDA	$161.8	$114.6	$145.5	$146.0	$567.9	$135.9	$620.3

Free Cash Flow
Net cash from operating activities for the twelve months ended September 30, 2022	$1.0
Net cash from operating activities for the nine months ended June 30, 2022	(106.2)
Net cash from operating activities for the three months ended September 30, 2022	$107.2

Capital expenditures for the twelve months ended September 30, 2022	$77.8
Capital expenditures for the nine months ended June 30, 2022	65.8
Capital expenditures for the three months ended September 30, 2022	$12.0

Proceeds from sale of assets for the twelve months ended September 30, 2022	$0.6
Proceeds from sale of assets for the nine months ended June 30, 2022	0.5
Proceeds from sale of assets for the three months ended September 30, 2022	$0.1

Free Cash Flow for the three months ended September 30, 2022	$95.3

Net Debt	9/30/2022	6/30/2022
Current maturities of long-term debt	$12.0	$12.0
Current portion of finance leases	0.4	0.6
Notes payable	6.4	61.4
Long-term debt	3,499.4	3,544.6
Total debt per the balance sheet	$3,518.2	$3,618.6
Cash and cash equivalents	205.3	199.5
Net Debt	$3,312.9	$3,419.1

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations cont.
Fiscal 2023 Outlook
(In millions, except per share data - Unaudited)

Fiscal 2023 Outlook Reconciliation - Adjusted earnings and Adjusted diluted net earnings per common share (EPS)

(in millions, except per share data)	Net earnings			EPS
Fiscal 2023 - GAAP Outlook	$201	to	$226	$2.79	to	$3.14
Impacts:
Project Momentum Restructuring costs	15		12	0.21		0.16

Fiscal 2023 - Adjusted Outlook	$216	to	$238	$3.00	to	$3.30

Fiscal 2023 Outlook Reconciliation - Adjusted EBITDA
(in millions, except per share data)
Net earnings	$201	to	$226
Income tax provision	32	to	62
Earnings before income taxes	$233	to	$288
Interest expense	172	to	168
Amortization	65	to	60
Depreciation	70	to	64
EBITDA	$540	to	$580

Adjustments:
Project Momentum Restructuring costs	20	to	15
Share-based payments	25	to	20
Adjusted EBITDA	$585	to	$615